Exhibit 99.1

CrossAmerica Partners LP Reports Fourth Quarter and Year-End 2020 Results

-	Reported Fourth Quarter 2020 Operating Income of $8.1 million and Net Income of $9.0 million compared to Operating Income of $9.4 million and Net Income of $4.3 million for the Fourth Quarter 2019
-

Generated Fourth Quarter 2020 Adjusted EBITDA of $24.4 million and Distributable Cash Flow of $26.2 million compared to Fourth Quarter 2019 Adjusted EBITDA of $25.6 million and Distributable Cash Flow of $18.8 million

-	Reported Fourth Quarter 2020 Gross Profit for the Wholesale Segment of $36.8 million compared to $32.7 million of Gross Profit for the Fourth Quarter 2019
-	Reported Fourth Quarter 2020 Gross Profit for the Retail Segment of $19.5 million compared to $2.3 million of Gross Profit for the Fourth Quarter 2019
-	Distributed 308.5 million wholesale fuel gallons during the Fourth Quarter 2020 at an average wholesale fuel margin per gallon of 7.8 cents

-	Reported Full Year 2020 Operating Income of $115.6 million and Net Income of $107.5 million compared to Operating Income of $43.3 million and Net Income of $18.1 million for the Full Year 2019
-

Generated Full Year 2020 Adjusted EBITDA of $107.4 million and Distributable Cash Flow of $102.5 million compared to Full Year 2019 Adjusted EBITDA of $103.7 million and Distributable Cash Flow of $80.1 million

-	Reported Full Year 2020 Gross Profit for the Wholesale Segment of $155.5 million compared to $131.1 million of Gross Profit for the Full Year 2019
-	Reported Full Year 2020 Gross Profit for the Retail Segment of $57.0 million compared to $23.1 million of Gross Profit for the Full Year 2019
-	Distributed 1.12 billion wholesale fuel gallons during the Full Year 2020 at an average wholesale fuel margin per gallon of 9.2 cents

-

The Distribution Coverage Ratio for the Full Year 2020 was 1.31 times compared to 1.11 times for the comparable period of 2019 and was 1.32 times for the Fourth Quarter 2020 compared to 1.04 times for the Fourth Quarter 2019

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Fourth Quarter 2020

Allentown, PA March 1, 2021 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“Increased COVID-19 mitigation efforts and rising crude prices impacted our fourth quarter results. Despite a challenging environment, the Partnership ended the year strongly,” said Charles Nifong, CEO and President of CrossAmerica. “Overall, the Partnership finished the year in a better operational and financial position than it began the year. Our newly acquired assets, particularly our retail assets, enhanced our operations and our distribution coverage and leverage both improved meaningfully during the year. Our ability to achieve these results, particularly in light of the COVID-19 Pandemic, speak to the soundness of our strategic plan, our execution, and the quality of our people.”

Fourth Quarter Results

Consolidated Results

Operating income was $8.1 million for the fourth quarter 2020 compared to $9.4 million achieved in the fourth quarter 2019. Net income was $9.0 million or $0.24 per diluted common unit for the fourth quarter 2020, compared to Net income of $4.3 million or $0.12 per diluted common unit for the same period in 2019. The decline in Operating income was primarily driven by the negative impact of the COVID-19 Pandemic and an $1.2 million increase in general and administrative expenses, primarily associated with an increase in headcount related to the April 2020 acquisition of retail and wholesale assets. This was partially offset by an increase in operating income in the Wholesale segment. During the three months ended December 31, 2020, Operating and Net income also benefited from $1.7 million in gains that were primarily related to properties sold in connection with the Partnership’s ongoing real estate rationalization effort. Net income also benefited from lower interest expense and a higher income tax benefit.

Adjusted EBITDA was $24.4 million for the fourth quarter 2020 compared to $25.6 million for the same period in 2019, representing a decrease of 4%. The decrease in Adjusted EBITDA was primarily driven by higher general and administrative expenses as mentioned above (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the fourth quarter 2020, CrossAmerica’s Wholesale segment generated $36.8 million in gross profit compared to $32.7 million in gross profit for the fourth quarter 2019, representing an increase of 13%. The Partnership distributed, on a wholesale basis, 308.5 million gallons of motor fuel at an average wholesale gross profit of $0.078 per gallon, resulting in motor fuel gross profit of $24.0 million. For the three-month period ended December 31, 2019, CrossAmerica distributed, on a wholesale basis, 253.9 million gallons of fuel at an average wholesale gross profit of $0.068 per gallon, resulting in motor fuel gross profit of $17.3 million. The 39% increase in motor fuel gross profit was driven by a 22% increase in fuel volume distributed and a 15% increase in fuel margin per gallon. The main drivers of the volume increase were the asset exchanges with Circle K, the CST Fuel Supply Exchange and the acquisition of retail and wholesale assets, partially offset by the impact of the COVID-19 Pandemic. The increase in fuel margin per gallon was primarily driven by an increase in overall dealer tank wagon (“DTW”) volume. With the acquisition of retail and wholesale assets earlier this year, in addition to an overall increase in wholesale volume, the percentage of variable-priced business has increased from 18% of the gallons sold to CrossAmerica’s customers for the fourth quarter 2019 to 29% of the gallons sold to its customers for the fourth quarter 2020. The increase in DTW margin per gallon was partially offset by lower terms discounts as a result of lower crude prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil during the fourth quarter 2020 was $42.52 per barrel, a 25% decrease, as compared to the average daily spot price of $56.82 per barrel during the same period in 2019. However, during the fourth quarter 2020, the daily spot price of West Texas Intermediate crude increased from $38.51 per barrel at the start of the quarter to $48.35 per barrel as of December 31, 2020, a 26% increase, which adversely impacted fuel margins for CrossAmerica’s variable priced gallons during the quarter.

CrossAmerica’s gross profit from Rent for the Wholesale segment was $12.2 million for the fourth quarter 2020 compared to $14.8 million for the fourth quarter 2019, representing a decrease of 18%. The decrease in rent was primarily driven by terminating leases at sites the Partnership previously leased to other parties but now operates itself as part of the acquisition of retail and wholesale assets earlier this year, partially offset by the impact of the CST Fuel Supply Exchange.

Operating income for the Wholesale segment was $28.5 million for the fourth quarter 2020 compared to $27.8 million for the same period in 2019, an increase of 2%. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit, partially offset by the decrease in rent margin discussed above and the decrease in income from CST Fuel Supply as a result of the CST Fuel Supply Exchange.

Retail Segment

For the fourth quarter 2020, the Retail segment reported motor fuel gross profit of $5.5 million. For the same period in 2019, CrossAmerica generated motor fuel gross profit of $0.5 million. The $5.0 million increase in motor fuel gross profit was attributable to a 159% increase in volume driven by the increase in company operated and commission sites as a result of the April 2020 acquisition of retail and wholesale assets and the March 2020 CST Fuel Supply Exchange, partially offset by the impact of the COVID-19 Pandemic. In addition, CrossAmerica realized a higher average fuel margin per gallon due to the increase in company operated sites relative to 2019.

CrossAmerica generated $10.4 million in gross profit from merchandise in the fourth quarter 2020. Due to the conversion of the 46 company operated sites to dealer operated sites that occurred in the third quarter 2019, the Partnership did not generate gross profits from merchandise during the fourth quarter 2019. Gross profit from rent was $2.1 million for the fourth quarter 2020 compared to $1.8 million for the same period in 2019, reflecting an increase of 16%. The increase was primarily a result of incremental rent income generated by the Partnership’s company operated sites.

Operating expenses were $19.2 million for the fourth quarter 2020 compared to $1.5 million for the fourth quarter 2019, with the increase attributable to the increased company site count. The average company operated site count increased from zero sites in the fourth quarter 2019 to 149 sites in the fourth quarter 2020.

Operating income for the Retail segment was $0.3 million for the fourth quarter 2020 compared to $0.8 million for the fourth quarter 2019, primarily as a result of changes in operations noted above.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $26.2 million for the three-month period ended December 31, 2020, compared to $18.8 million for the same period in 2019. The 40% increase in Distributable Cash Flow was primarily due to the increase in operating income in the Wholesale segment and a decrease in cash interest. The fourth quarter also benefited from a current tax benefit related primarily to bonus depreciation on eligible capital expenditures. The Distribution Coverage Ratio for the current quarter was 1.32 times compared to 1.04 times for the fourth quarter 2019 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Twelve Months

Consolidated Results

Operating income was $115.6 million for the full year 2020 compared to Operating income of $43.3 million for the full year 2019, reflecting an increase of 167%. Net income was $107.5 million or $2.87 per diluted common unit for the twelve-month period ended December 31, 2020, compared to $18.1 million ($0.51 per diluted common unit) for the same period in 2019 or an increase of $89.4 million. During 2020, CrossAmerica recorded a $80.9 million gain on sale that was primarily driven by the sale of CrossAmerica’s 17.5% investment in CST Fuel Supply as part of its exchange transaction with Circle K. This was a significant driver for the increase in both Operating income and Net income for the full year 2020. The year-over-year decrease in interest expense of $10.4 million and a $6.7 million higher income tax benefit also contributed to the increase in Net income. This was partially offset by a $4.1 million increase in general and administrative expenses, primarily associated with an increase in headcount related to the April 2020 acquisition of retail and wholesale assets, and a $13.7 million increase in depreciation, amortization and accretion expense.

Adjusted EBITDA was $107.4 million for the full year 2020 compared to $103.7 million for the same period in 2019, representing an increase of 4%. The increase in Adjusted EBITDA was primarily driven by the Wholesale segment, partially offset by the increase in general and administrative expenses mentioned above (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Wholesale Segment

During the full year 2020, CrossAmerica’s Wholesale segment generated $155.5 million in gross profit compared to $131.1 million in gross profit for the full year 2019, representing an increase of 19%. The Partnership distributed, on a wholesale basis, 1.12 billion gallons of motor fuel at an average wholesale gross profit of $0.092 per gallon, resulting in motor fuel gross profit of $102.8 million for the full year 2020. For the twelve-month period ended December 31, 2019, CrossAmerica distributed, on a wholesale basis, 1.00 billion gallons of fuel at an average wholesale gross profit of $0.072 per gallon, resulting in motor fuel gross profit of $71.9 million. The 43% increase in motor fuel gross profit was primarily driven by DTW margins resulting from the movements in crude prices during the two years. In addition, particularly with the acquisition of retail and wholesale assets, a greater percentage of CrossAmerica’s wholesale volume was DTW-priced in 2020 in comparison to 2019. Volume increased 11% as a result of the asset exchanges with Circle K, the CST Fuel Supply Exchange and the acquisition of retail and wholesale assets, partially offset by the impact of the COVID-19 Pandemic. These increases were partially offset by lower terms discounts as a result of lower crude prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil decreased approximately 31% to $39.16 per barrel during the full year 2020 as compared to $56.98 per barrel during the same period in 2019.

CrossAmerica’s gross profit from rent for the Wholesale segment was $50.4 million for the full year 2020 compared to $56.3 million for the full year 2019, representing a decrease of 11%. This was primarily as a result of terminating leases in connection with the acquisition of retail and wholesale assets and $0.5 million in short-term rent concessions due to COVID-19, partially offset by the impacts from the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019 and the CST Fuel Supply Exchange.

Wholesale operating expenses increased $2.7 million primarily as a result of a $1.1 million increase in environmental costs related to increased remediation reserves and increased costs in compliance testing and monitoring and a $1.0 million increase in insurance costs due to the increase in controlled sites as a result of the acquisitions. In addition, CrossAmerica incurred increases in management fees related to the increase in headcount primarily stemming from the April 2020 acquisition of retail and wholesale assets and the exchange of CST Fuel Supply, a non-operational, non-controlling, economic interest only in fuel margin, for controlled operational wholesale assets.

Operating income for the Wholesale segment was $123.5 million for the full year 2020 compared to $113.3 million for the same period in 2019 or an increase of 9%. As discussed above, the year-over-year increase was primarily driven by the increase in motor fuel gross profit.

Retail Segment

For the full year 2020, the Partnership’s motor fuel gross profit increased $7.5 million or 147%, attributable to a 62% increase in volume driven by the increase in company operated and commission sites as a result of the April 2020 acquisition of retail and wholesale assets and the March 2020 CST Fuel Supply Exchange, partially offset by the divestiture of 17 company operated sites in May 2019 in connection with the first tranche of the asset exchange with Circle K, the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019 and the impact of the COVID-19 Pandemic. In addition, CrossAmerica realized a higher average margin per gallon due to the increase in the number of company operated sites relative to 2019.

During the year, the Partnership generated $32.0 million in gross profit from merchandise versus $10.2 million for the same period in 2019, an increase of $21.9 million due to the increase in the number of company operated sites relative to 2019. Other revenue increased $3.1 million (207%) due to the same drivers.

Rent gross profit increased $1.3 million or 21% due primarily to the commission sites acquired in the April 2020 acquisition of retail and wholesale assets and the March 2020 CST Fuel Supply Exchange.

Operating expenses increased $35.7 million or 179% primarily due to the increase in the number of company operated sites relative to 2019. CrossAmerica’s average company operated site count increased 197% from 2019 to 2020. Rent expense at the company operated sites increased $8.7 million due to the increase in the number of leased company operated sites in 2020 relative to 2019 due to the previously referenced acquisitions.

The decrease in Operating income was primarily due to the impact of the COVID-19 Pandemic and increase in operating expenses associated with the acquisitions and exchanges noted above. This was partially offset by the year-over-year performance of the motor fuel and merchandise gross profit.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $102.5 million for the twelve-month period ended December 31, 2020, compared to $80.1 million for the same period in 2019, reflecting an increase of 28%. The increase in Distributable Cash Flow was primarily due to the increase in operating income in the Wholesale segment and a decrease in cash interest. Both periods benefited from a current tax benefit related primarily to bonus depreciation on eligible assets acquired in the asset exchanges and capital expenditures. The Distribution Coverage Ratio was 1.31 times for the twelve months ended December 31, 2020 as compared to 1.11 times for the twelve months ended December 31, 2019 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Liquidity and Capital Resources

As of February 22, 2021, after taking into consideration debt covenant restrictions, approximately $167 million was available for future borrowings under the Partnership’s revolving credit facility, an increase of $75 million in availability compared to December 31, 2019. As of December 31, 2020, CrossAmerica had $513.2 million outstanding under its revolving credit facility. Leverage, as defined under CrossAmerica’s credit facility, was 4.06 times as of December 31, 2020, compared to 4.70 times as of December 31, 2019.

Distributions

On January 21, 2021, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the fourth quarter 2020. As previously announced, the distribution was paid on February 9, 2021 to all unitholders of record as of February 2, 2021. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

2020 Highlights

•	Asset Exchanges

CrossAmerica completed four additional tranches of the asset exchange with Circle K on February 25, 2020, April 7, 2020, May 5, 2020, and September 15, 2020. With the closing of the sixth and final tranche on September 15, 2020, the transactions contemplated under the Asset Exchange Agreement originally announced on December 17, 2018, have concluded. In total, for the six exchanges, the parties exchanged certain assets of CrossAmerica related to 56 convenience and fuel retail stores previously leased and operated by Circle K pursuant to a master lease that CrossAmerica previously purchased jointly with or from CST, and 17 convenience and fuel retail stores previously owned and operated by CrossAmerica located in the U.S. Upper Midwest for certain assets of Circle K related to 191 (163 fee and 28 leased) company-operated convenience and fuel retail stores.

•	Elimination of Incentive Distribution Rights (“IDRs”)

On January 15, 2020, the Partnership entered into an Equity Restructuring Agreement with the General Partner and Dunne Manning CAP Holdings II LLC (“DM CAP Holdings”), a wholly owned subsidiary of Dunne Manning Partners, which is controlled by Joseph V. Topper, Jr., founder of the Partnership and the Chairman of the Board.

Pursuant to the Equity Restructuring Agreement, all of the outstanding IDRs of the Partnership, all of which were held by DM CAP Holdings, were cancelled and converted into 2,528,673 newly-issued common units representing limited partner interests in the Partnership based on a value of $45 million and calculated using the volume weighted average trading price of CrossAmerica’s common units ended five business days prior to the execution of the Equity Restructuring Agreement.

The transaction closed on February 6, 2020, after the record date for the distribution payable on the Partnership’s common units with respect to the fourth quarter of 2019.

•	CST Fuel Supply Exchange

Effective March 25, 2020, pursuant to the terms of the previously announced agreement dated as of November 19, 2019 between the Partnership and Circle K, Circle K  transferred to the Partnership 33 owned and leased convenience store properties and certain assets (including fuel supply agreements) relating to such properties, as well as U.S. wholesale fuel supply contracts covering 331 additional sites, subject to certain adjustments, and, in exchange therefore, the Partnership transferred to Circle K all of the limited partnership units in CST Fuel Supply that were owned by the Partnership, which represented a non-controlling interest of 17.5% of the outstanding units of CST Fuel Supply. Twelve properties and 56 dealer-owned, dealer-operated sites were removed from the exchange transaction prior to closing, and Circle K made an aggregate payment of approximately $14.1 million to CrossAmerica at closing in lieu of the removed properties.

•	Retail and Wholesale Acquisition

On January 15, 2020, CrossAmerica entered into an asset purchase agreement with the sellers, including certain entities affiliated with Joseph V. Topper, Jr. Pursuant to the Asset Purchase Agreement, on April 14, 2020, CrossAmerica completed the acquisition of the retail operations at 169 sites, wholesale fuel distribution to 110 sites, including 53 third-party wholesale dealer contracts, and leasehold interests in 62 sites.

The Asset Purchase Agreement provided for an aggregate consideration of $36 million, exclusive of inventory and in-store cash, with approximately $21 million paid in cash and 842,891 newly-issued common units valued at $15 million and calculated based on the volume weighted average trading price of $17.80 per common unit for the 20-day period ended on January 8, 2020, five business days prior to the announcement of the transaction. The 842,891 common units were issued to entities controlled by Joseph V. Topper, Jr. The cash portion of the purchase price was financed with borrowings under CrossAmerica’s credit facility.

Divestment of Assets

For the three months ended December 31, 2020, CrossAmerica divested a total of 13 non-core properties and received $8.0 million in connection with these sales. For the full year 2020, the Partnership has sold 33 non-core properties and received $21.2 million in proceeds.

Conference Call

The Partnership will host a conference call on March 2, 2021 at 9:00 a.m. Eastern Time to discuss fourth quarter and full year 2020 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 7265208#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$513	$1,780
Accounts receivable, net of allowances of $429 and $557, respectively	28,519	38,051
Accounts receivable from related parties	931	4,299
Inventory	23,253	6,230
Assets held for sale	9,898	13,231
Other current assets	11,707	5,795
Total current assets	74,821	69,386
Property and equipment, net	570,856	565,916
Right-of-use assets, net	167,860	120,767
Intangible assets, net	92,912	44,996
Goodwill	88,764	88,764
Other assets	19,129	21,318
Total assets	$1,014,342	$911,147

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,631	$2,471
Current portion of operating lease obligations	31,958	23,485
Accounts payable	63,978	57,392
Accounts payable to related parties	5,379	431
Accrued expenses and other current liabilities	23,267	16,382
Motor fuel and sales taxes payable	19,735	12,475
Total current liabilities	146,948	112,636
Debt and finance lease obligations, less current portion	527,299	534,859
Operating lease obligations, less current portion	141,380	100,057
Deferred tax liabilities, net	15,022	19,369
Asset retirement obligations	41,450	35,589
Other long-term liabilities	32,575	30,240
Total liabilities	904,674	832,750

Commitments and contingencies

Equity:
Common units—37,868,046 and 34,494,441 units issued and outstanding at December 31, 2020 and 2019, respectively	112,124	78,397
Accumulated other comprehensive loss	(2,456)	—
Total equity	109,668	78,397
Total liabilities and equity	$1,014,342	$911,147

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating revenues (a)	$551,204	$512,379	$1,932,323	$2,149,429
Cost of sales (b)	494,726	477,334	1,720,196	1,994,792
Gross profit	56,478	35,045	212,127	154,637

Income from CST Fuel Supply equity interests	—	3,681	3,202	14,768
Operating expenses:
Operating expenses (c)	27,600	10,013	90,928	52,554
General and administrative expenses	5,551	4,385	20,991	16,849
Depreciation, amortization and accretion expense	16,875	15,412	68,742	55,032
Total operating expenses	50,026	29,810	180,661	124,435
Gain (loss) on dispositions and lease terminations, net	1,687	525	80,924	(1,648)
Operating income	8,139	9,441	115,592	43,322
Other income, net	145	172	503	524
Interest expense	(3,404)	(5,895)	(16,587)	(27,000)
Income before income taxes	4,880	3,718	99,508	16,846
Income tax benefit	(4,080)	(540)	(7,948)	(1,230)
Net income	8,960	4,258	107,456	18,076
IDR distributions	—	(134)	(133)	(533)
Net income available to limited partners	$8,960	$4,124	$107,323	$17,543

Basic and diluted earnings per common unit	$0.24	$0.12	$2.87	$0.51

Weighted-average common units:
Basic common units	37,868,046	34,475,688	37,369,487	34,454,369
Diluted common units (d)	37,868,046	34,498,591	37,369,487	34,484,801

Supplemental information:
(a) Includes excise taxes of:	$45,500	$16,362	$141,429	$78,004
(a) Includes rent income of:	20,374	23,620	83,233	90,139
(b) Includes rent expense of:	6,126	7,018	25,214	27,493
(c) Includes rent expense of:	3,235	—	9,067	379
(d) Diluted common units were not used in the calculation of diluted earnings per common unit for the 2020 periods because to do so would have been antidilutive.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	For the Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$107,456	$18,076	$5,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	68,742	55,032	66,549
Amortization of deferred financing costs	1,042	1,027	1,534
Amortization of above market leases, net	—	—	(21)
Credit loss expense	1,210	362	611
Deferred income tax (benefit) expense	(4,436)	3,569	(4,261)
Equity-based employee and director compensation expense	172	1,246	481
Circle K Omnibus Agreement fees settled in common units	—	—	3,300
(Gain) loss on dispositions and lease terminations, net	(88,912)	1,648	6,297
Changes in operating assets and liabilities, net of acquisitions	19,210	(8,633)	10,016
Net cash provided by operating activities	104,484	72,327	89,752

Cash flows from investing activities:
Principal payments received on notes receivable	974	1,098	780
Proceeds from sale of property and equipment	21,729	4,856	6,642
Proceeds from sale of assets to Circle K	23,049	3,148	—
Capital expenditures	(37,057)	(24,611)	(13,717)
Cash paid in connection with acquisitions, net of cash acquired	(28,244)	—	—
Cash paid to Circle K in connection with acquisitions	—	—	(485)
Net cash used in investing activities	(19,549)	(15,509)	(6,780)

Cash flows from financing activities:
Borrowings under the revolving credit facility	246,003	137,303	128,107
Repayments on the revolving credit facility	(251,823)	(116,303)	(136,107)
Payments of long-term debt and finance lease obligations	(2,458)	(2,297)	(2,866)
Payments of sale-leaseback obligations	—	—	(1,019)
Payment of deferred financing costs	—	(3,972)	(901)
Contributions from Circle K	—	—	6,306
Distributions paid on distribution equivalent rights	(40)	(86)	(37)
Distributions paid to holders of the IDRs	(133)	(533)	(1,579)
Distributions paid to noncontrolling interests	—	—	(20)
Distributions paid on common units	(77,751)	(72,341)	(75,562)
Net cash used in financing activities	(86,202)	(58,229)	(83,678)
Net decrease in cash and cash equivalents	(1,267)	(1,411)	(706)

Cash and cash equivalents at beginning of period	1,780	3,191	3,897
Cash and cash equivalents at end of period	$513	$1,780	$3,191

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Gross profit:
Motor fuel–third party	$15,142	$12,314	$55,864	$45,117
Motor fuel–intersegment and related party	8,898	4,957	46,921	26,801
Motor fuel gross profit	24,040	17,271	102,785	71,918
Rent gross profit	12,167	14,814	50,411	56,344
Other revenues	639	568	2,344	2,887
Total gross profit	36,846	32,653	155,540	131,149
Income from CST Fuel Supply equity interests (a)	—	3,681	3,202	14,768
Operating expenses	(8,373)	(8,521)	(35,285)	(32,618)
Operating Income	$28,473	$27,813	$123,457	$113,299
Motor fuel distribution sites (end of period): (b)
Motor fuel–third party
Independent dealers (c)	687	369	687	369
Lessee dealers (d)	653	648	653	648
Total motor fuel distribution–third party sites	1,340	1,017	1,340	1,017
Motor fuel–intersegment and related party
DMS (related party) (e)	—	68	—	68
Circle K (f)	5	28	5	28
Commission agents (Retail segment) (g)	208	169	208	169
Company operated retail sites (Retail segment) (h)	150	—	150	—
Total motor fuel distribution–intersegment and related party sites	363	265	363	265
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,345	1,024	1,276	938
Motor fuel-intersegment and related party distribution	364	265	336	318
Total motor fuel distribution sites	1,709	1,289	1,612	1,256
Volume of gallons distributed (in thousands)
Third party	232,608	192,701	845,858	706,759
Intersegment and related party	75,922	61,171	270,930	297,235
Total volume of gallons distributed	308,530	253,872	1,116,788	1,003,994

Wholesale margin per gallon	$0.078	$0.068	$0.092	$0.072

(a)	Represents income from CrossAmerica’s equity interest in CST Fuel Supply.
(b)	In addition, as of December 31, 2020 and 2019, CrossAmerica distributed motor fuel to 13 sub-wholesalers who distributed to additional sites.
(c)

The increase in the independent dealer site count was primarily attributable to the 288 independent dealer contracts acquired in the CST Fuel Supply Exchange and the asset exchange with Circle K which resulted in 26 Circle K sites being converted to independent dealers.

(d)

The increase in the lessee dealer site count was primarily attributable to the 72 lessee dealer sites acquired in the asset exchanges with Circle K, the 18 lessee dealer sites acquired in the CST Fuel Supply Exchange and converting sites operated by DMS to lessee dealer sites, partially offset by the acquisition of retail and wholesale assets that resulted in the termination of leases at 48 lessee dealer sites and the real estate rationalization effort.

(e)

The decrease in the DMS site count was primarily attributable to the acquisition of retail and wholesale assets that resulted in the termination of 54 leases with DMS and conversion of DMS sites to lessee dealer sites.

(f)	The decrease in the Circle K site count was primarily attributable to the asset exchange with Circle K, which resulted in 26 Circle K sites being converted to independent dealer sites.

(g)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(h)	The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Gross profit:
Motor fuel	$5,515	$463	$12,691	$5,147
Merchandise (a)	10,357	—	32,046	10,169
Rent	2,081	1,788	7,608	6,302
Other revenue (a)	1,580	—	4,626	1,507
Total gross profit	19,533	2,251	56,971	23,125
Operating expenses	(19,227)	(1,492)	(55,643)	(19,936)
Operating income	$306	$759	$1,328	$3,189

Retail sites (end of period):
Commission agents (b)	208	169	208	169
Company operated retail sites (c)	150	—	150	—
Total system sites at the end of the period	358	169	358	169

Total system operating statistics:
Average retail fuel sites during the period	359	169	306	206
Motor fuel sales (gallons per site per day)	2,476	2,027	2,316	2,127
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.067	$0.015	$0.049	$0.032

Commission agents statistics:
Average retail fuel sites during the period	210	169	199	170
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.015	$0.015	$0.015

Company operated retail site statistics:
Average retail fuel sites during the period	149	—	107	36
Motor fuel gross profit per gallon, net of credit card fees	$0.124	n/a	$0.094	$0.101
Merchandise gross profit percentage, net of credit card fees (a)	25.8%	n/a	26.0%	21.2%

(a)

CrossAmerica reclassified revenues related to certain ancillary items such as car wash revenue, lottery commissions and ATM commissions from merchandise margin to other revenues to conform to the current year presentation, which amounted to $1.5 million for the twelve months ended December 31, 2019. This reclassification also impacted the merchandise gross profit percentages reported for the 2019 periods.

(b)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(c)	The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income available to limited partners	$8,960	$4,124	$107,323	$17,543
Interest expense	3,404	5,895	16,587	27,000
Income tax benefit	(4,080)	(540)	(7,948)	(1,230)
Depreciation, amortization and accretion	16,875	15,412	68,742	55,032
EBITDA	25,159	24,891	184,704	98,345
Equity-based employee and director compensation expense	89	699	172	1,246
(Gain) loss on dispositions and lease terminations, net (a)	(1,687)	(525)	(80,924)	1,648
Acquisition-related costs (b)	886	521	3,464	2,464
Adjusted EBITDA	24,447	25,586	107,416	103,703
Cash interest expense	(3,144)	(5,644)	(15,545)	(25,973)
Sustaining capital expenditures (c)	(1,737)	(1,177)	(3,529)	(2,406)
Current income tax benefit (d)	6,674	10	14,126	4,799
Distributable Cash Flow	$26,240	$18,775	$102,468	$80,123
Weighted average diluted common units	37,868	34,449	37,369	34,485
Distributions paid per limited partner unit (e)	$0.5250	$0.5250	$2.1000	$2.1000
Distribution Coverage Ratio (f)	1.32x	1.04x	1.31x	1.11x

(a)

CrossAmerica recorded gains on the sale of CAPL properties in connection with the asset exchange with Circle K of $19.3 million for the twelve months ended December 31, 2020. The Partnership also recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $2.5 million and $6.4 million for the three and twelve months ended December 31, 2020, respectively. During the twelve months ended December 31, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. Also, during the twelve months ended December 31, 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million.

(b)

Relates to certain acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)

Consistent with prior divestitures, the current income tax benefit in 2020 and 2019 excludes income tax incurred on the sale of sites. 2020 and 2019 also include the tax benefit of 100% bonus depreciation on the eligible assets acquired in the asset exchanges with Circle K as well as certain dispenser upgrades and rebranding costs.

(e)

On January 21, 2021, the Board approved a quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2020. The distribution was paid on February 9, 2021 to all unitholders of record on February 2, 2021.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.